UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2010

MICROMET, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-50440	52-2243564
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

6707 Democracy Boulevard, Suite 505, Bethesda, MD	20817
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (240) 752-1420

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 5, 2010, Micromet, Inc., through its wholly-owned subsidiary Micromet AG (collectively, the “Company”), and Boehringer Ingelheim International GmbH (“BI”) entered into a Collaboration and License Agreement (the “Agreement”) under which the two companies will collaborate on the development and commercialization of a BiTE antibody for the treatment of multiple myeloma.  The agreement also outlines the terms under which the Company will co-promote the product in the United States if the product is approved for commercial sale by the United States Food and Drug Administration.

The Company will be responsible for the generation of the BiTE antibody, and the parties will collaborate on pre-clinical development activities.  BI will be responsible for the manufacturing and the worldwide clinical development of the product.  The Company and BI will co-promote the product in the United States, and BI will be responsible for the commercialization of the product outside the United States.  BI will bear all costs of the development and commercialization of the product, except that the Company will bear the costs related to its own pre-clinical activities up to a specified amount and the cost of its own sales force used to co-promote the product in the United States.

Under the terms of the Agreement, BI will pay the Company an upfront cash payment of €5 million (approximately $6.6 million as of the date of the execution of the Agreement). The Company will be eligible to receive up to €50 million (approximately $66 million as of the date of the execution of the Agreement) upon the achievement of specified development and regulatory milestones. If a BiTE antibody that is the subject of the collaboration is approved for marketing, the Company will be eligible to receive tiered low double-digit royalties on net sales of the product outside the United States, and for the rights and licenses granted under the Agreement and its additional co-promotion efforts, a sales participation payment in the United States increasing over a period of three years from a percentage of net sales in the mid-twenties to the low thirties, in each case subject to reduction upon the entry of material generic competition or, with respect to the United States only, the termination of the Company’s co-promotion obligations.

The term of the Agreement will continue until the expiration and satisfaction of all payment obligations under the Agreement, unless earlier terminated in accordance with its terms. Either party will have the right to terminate the Agreement for material breach by the other party that is not cured within a specified period. BI will have the right to terminate the Agreement with 90 days prior notice for any reason at any time prior to the first commercial sale of the BiTE antibody and for any reason with 180 days prior notice thereafter. The Company will have the right to terminate the Agreement with 90 days prior notice at specified points in the development plan.

The foregoing description of the Agreement is a summary only, does not purport to be complete, and is qualified in its entirety by reference to the full text of the Agreement, which the Company intends to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending June 30, 2010.

Item 8.01. Other Events.

On May 5, 2010, the Company issued a press release announcing the Company’s execution of the Agreement with BI, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description
99.1	Press Release dated May 5, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROMET, INC.

Date: May 10, 2010	By:	/s/ Matthias Alder
	Name:	Matthias Alder
	Title:	Senior Vice President & General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated May 5, 2010.